Exhibit 99.1

Proteostasis Therapeutics Reports Third Quarter 2020 Financial Results

BOSTON, Mass. – November 16, 2020 – Proteostasis Therapeutics, Inc. (Nasdaq:PTI), a clinical stage biopharmaceutical company, today announced financial results for the third quarter ended September 30, 2020.

In August 2020, Proteostasis and Yumanity Therapeutics, Inc. (“Yumanity”), announced the two companies had entered into a definitive merger agreement. If the merger is completed, Yumanity will become a wholly-owned subsidiary of Proteostasis, and the current stockholders of Yumanity will become the majority owners of Proteostasis’ outstanding common stock. Completion of the merger is subject to the satisfaction of certain closing conditions, including approval of the transaction by Proteostasis’ and Yumanity’s stockholders. Upon the satisfaction or waiver of the terms and conditions required under the merger agreement, including receiving the requisite stockholder approvals, the combined company is expected to operate under the name Yumanity Therapeutics, Inc. and trade on the Nasdaq Capital Market under the ticker symbol “YMTX”. The transaction is expected to close in the fourth quarter of 2020, subject to approvals by stockholders of each company and other customary closing conditions.

Third Quarter 2020 Financial Results

Proteostasis reported a net loss of approximately $8.2 million for the three months ended September 30, 2020, as compared to a net loss of $12.8 million for the same period in the prior year.

Proteostasis recorded no revenue in the three months ended September 30, 2020 and 2019.

Research and development expenses for the three months ended September 30, 2020 were $1.2 million, as compared to $10.1 million for the same period in the prior year. The decrease in research and development expenses for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 was primarily due to a decrease in clinical-related research activities.

General and administrative expenses for the three months ended September 30, 2020 were $4.5 million, as compared to $3.2 million for the same period in the prior year. The increase in general and administrative expenses for three months ended September 30, 2020 compared to September 30, 2019 was due primarily to an increase in professional fees in connection with the proposed merger with Yumanity Therapeutics.

Restructuring costs were $2.4 million for the three months ended September 30, 2020, consisting primarily of severance-related costs associated with a reduction in force undertaken in connection with the proposed merger with Yumanity Therapeutics. There were no restructuring costs for the three months ended September 30, 2019.

Cash, cash equivalents and short-term investments totaled $40.8 million as of September 30, 2020, compared to $69.5 million as of December 31, 2019. Proteostasis believes that its existing cash, cash equivalents and short-term investments are sufficient to fund its operations for at least 12 months from the date that its consolidated financial statements are issued and through the completion of the proposed merger with Yumanity Therapeutics.

About Proteostasis Therapeutics, Inc.

Proteostasis Therapeutics, Inc. is a clinical stage biopharmaceutical company headquartered in Boston, MA. For more information, visit www.proteostasis.com.

Additional Information about the Merger and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed transaction between PTI, Yumanity Holdings, LLC (“Holdings”) and Yumanity. On September 23, 2020, Proteostasis filed a Registration Statement on Form S-4 (the “Form S-4”) with the SEC, which included a preliminary proxy statement/prospectus/information statement. Proteostasis filed Amendment No. 1 to the Form S-4 with the SEC on October 28, 2020. Proteostasis filed Amendment No. 2 to the Form S-4 with the SEC on November 6, 2020. The definitive proxy statement/prospectus/information statement was filed with the SEC on November 12, 2020 and mailed to the stockholders of Yumanity and Proteostasis. Each party may file other documents with the SEC in connection with the proposed merger. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT PROTEOSTASIS, YUMANITY, THE PROPOSED MERGER AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement/prospectus/information statement and any other documents filed with the SEC on Proteostasis’ website at http://www.proteostasis.com, by contacting Proteostasis’ Investor Relations at (617)-225-0096 or the SEC’s website at www.sec.gov. Investors and security holders are urged to read the proxy statement, prospectus and other relevant materials when they become available before making any voting or investment decision with respect to the proposed merger.

Non-Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

Proteostasis and its directors and executive officers, Holdings and its directors and executive officers, and Yumanity and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Proteostasis in connection with the proposed transaction. Information about the executive officers and directors of Proteostasis and Yumanity is included in the proxy statement/prospectus/information statement referred to above. Additional information regarding the directors and executive officers of PTI is set forth in PTI’s Definitive Proxy Statement on Schedule 14A relating to the 2020 Annual Meeting of Stockholders, filed with the SEC on April 29, 2020. These documents are available free of charge from the sources indicated above.

Forward-Looking Statements

This press release contains forward-looking statements (including within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended) including but not limited to statements regarding the proposed merger between Proteostasis and Yumanity; the likelihood of the satisfaction of certain conditions to the completion of the merger including stockholder approvals and whether and when the merger will be consummated; and Proteostasis’ cash runway. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Proteostasis, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” and other similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the risk that the conditions to the closing of the proposed merger are not satisfied, including the failure to obtain stockholder approval for the proposed merger in a timely manner or at all; uncertainties as to the timing of the consummation of the proposed merger and the ability of each of Proteostasis and Yumanity to consummate the merger; risks related to Proteostasis’ ability to correctly estimate and manage its operating expenses and its expenses associated with the proposed merger pending closing; risks related to Proteostasis’ continued listing on the Nasdaq Global Market until closing of the proposed merger; risks related to the failure or delay in obtaining required approvals from any governmental or quasi-governmental entity necessary to consummate the proposed merger; the risk that as a result of adjustments to the exchange ratio, Proteostasis stockholders or Yumanity stockholders could own more or less of the combined company than is currently anticipated; risks related to the market price of Proteostasis Common Stock relative to the exchange ratio; the risk that the conditions to payment under the contingent value rights will be not be met and that the contingent value rights may otherwise never deliver any value to Proteostasis stockholders; risks associated with the possible failure to realize certain anticipated benefits of the proposed merger, including with respect to future financial and operating results; the ability of Proteostasis or Yumanity to protect their respective intellectual property rights; competitive responses to the merger and changes in expected or existing competition; unexpected costs, charges or expenses resulting from the proposed merger; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed merger; the success and timing of regulatory submissions and pre-clinical and clinical trials; regulatory requirements or developments; changes to clinical trial designs and regulatory pathways; changes in capital resource requirements; risks related to the inability of the combined company to obtain sufficient additional capital to continue to advance its product candidates and its preclinical programs; and legislative, regulatory, political and economic developments. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section titled “Risk Factors” in the Proteostasis’ Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission on March 10, 2020, as updated by the Company’s subsequent filings , and in other filings that Proteostasis makes and will make with the SEC in connection with the proposed merger. Proteostasis can give no assurance that the conditions to the merger will be satisfied. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. Proteostasis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$—	$—	$—	$5,000

Operating expenses:
Research and development	1,240	10,145	12,342	43,217
General and administrative	4,536	3,154	12,489	10,781
Restructuring costs	2,401	—	2,401	—

Total operating expenses	8,177	13,299	27,232	53,998

Loss from operations	(8,177)	(13,299)	(27,232)	(48,998)
Interest income	8	224	269	879
Interest Expense	(4)	—	(13)	—
Other income, net	4	242	36	850

Net loss	$(8,169)	$(12,833)	$(26,940)	$(47,269)

Net loss per share—basic and diluted	$(0.16)	$(0.25)	$(0.52)	$(0.93)

Weighted average common shares outstanding—basic and diluted	52,177,557	51,099,307	52,157,355	51,058,339

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

(Unaudited)

	September 30,	December 31,
	2020	2019
Cash, cash equivalents and short-term investments	$40,752	$69,467
Total assets	54,351	84,724
Total liabilities	17,264	22,346
Total stockholders’ equity	37,087	62,378

CONTACTS:

Investors:

David Pitts / Claudia Styslinger

Argot Partners

212.600.1902

david@argotpartners.com / claudia@argotpartners.com

Media:

David Rosen

Argot Partners

212.600.1902

david.rosen@argotpartners.com